UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐	Definitive Proxy Statement
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☒	Soliciting Material under §240.14a-12

OCEAN POWER TECHNOLOGIES, INC.

(Name of Registrant as Specified in Its Charter)

PARAGON TECHNOLOGIES, INC.

HESHAM M. GAD

SHAWN M. HARPEN

JACK H. JACOBS

SAMUEL S. WEISER

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On December 6, 2023, Paragon Technologies, Inc. issued a press release relating to Ocean Power Technologies, Inc., a copy of which is set forth below:

Paragon Technologies Issues Statement to Shareholders of Ocean Power Technologies Regarding the Shameless Entrenchment Actions of the OPTT Board

EASTON, PA – December 6, 2023

To the Shareholders of OPTT:

Paragon Technologies (“Paragon”) (OTC: PGNT), owns approximately 4.9% of the outstanding shares of Ocean Power Technologies (NYSE American: OPTT), (“OPT” or the “Company”) making Paragon the single largest holder of OPT based on publicly available information.

On November 30, the Delaware Court denied Paragon’s request for a preliminary injunction relating to OPT’s onerous advance notice bylaws, seeking additional information relating to the facts to make a final ruling at a trial, which we expect will follow OPT’s annual meeting. In the ruling, the Court noted numerous doubts with the OPT Board having acted in good faith. As with the prior litigation in which the Delaware court found a credible basis of wrongdoing by the OPT board, we believe the OPT board continues to lay down a record of shameless entrenchment and dishonesty.

Let’s examine some of the facts:

Weeks after Paragon reached out to OPT citing its concerns about OPT’s disastrous and worsening financial performance and discussing potential board representation, OPT immediately hired an activist shareholder defense attorney and amended its corporate bylaws. In amending those bylaws, OPT effectively gave itself the broad power to deny candidates for board seats that the board does not approve.

Rather than hold Paragon to the same requirements that the current directors are subject to, the OPT board set-up shareholders trying to nominate alternate director candidates with a series of “gotcha” provisions that allow OPT’s lawyers to dream-up an endless list of “deficiencies.”

OPT is telling shareholders that because OPT may become involved in business dealing with national security, they are “concerned” about outside board candidates’ ability to receive a national security clearance.

OPT has never had a national security contract nor was one under consideration. None of the current OPT Board of Directors possess a national security clearance.

Additionally, after having significant NOLs for more than 30 years, in response to Paragon’s election campaign, the OPT board has now decided to adopt an NOL poison pill to block Paragon’s share ownership at 4.99%.

Shareholders should ask themselves why OPT’s Board and CEO would essentially fabricate such a scheme? With rapidly declining cash balances and the risk of insolvency, why wouldn’t the OPT board preserve the company’s precious cash and just let shareholders vote?

In its proxy statement filed with the SEC, OPT claims that it expects to spend $2.9 million in connection with mounting a defense against Paragon’s election campaign, and that it has spent $1.9 million to date. True to form, these disclosures appear to be purposefully misleading. OPT states that these amounts exclude “amounts normally expended by OPT for a solicitation for an election of directors” and exclude amounts expended by OPT in its “defense against Paragon’s two litigation matters,” which OPT could have avoided by acting in good faith. We believe the accurate and honest amount that OPT will waste is likely over $6 million. With an OPT balance of cash and short-term investments of $26.7 million disclosed in its last 10-Q and annual losses of $26.3 million and growing, the OPT board appears to see fit to spend over $6 million to block the right of shareholders to vote on an alternate slate of directors.

Shareholders should ask themselves why OPT’s Board and CEO continue to tout progress at OPT while the Company hemorrhages losses that are likely leading OPT to insolvency if significant and immediate changes are not made?

And if the OPT Board disagrees with us about the future solvency of OPT, why did the Company last week announce a plan to sell up to an additional $100,000,000 in stock, while already having an ongoing ATM offering of up $13.8 million?

OPT is losing more money as revenues increase!

During Mr. Stratmann's tenure as CEO, OPT's share price has cratered from $2.37 per share to $0.36 - a decline of 85%.

During fiscal years 2022 and 2023, OPTT has lost an astonishing $45 million, incurring $50 million in expenses to bring in $4.5 million in revenues. OPT's Board has funded these losses and their growing salaries, fees, and bonuses by selling over 25 million shares of OPT stock.

Now the Board tells shareholders to expect potential profitability in 2025? What about 2024? More losses, a stock price going closer to zero, and desperately selling more equity driving the share price lower?

Yet, OPT is telling shareholders the “strategy is working!” and that OPT will achieve “positive cashflow…6 quarters from today using current cash available.” How can shareholders trust anything that comes from this Board and management team? How can you tell us a strategy is working when the losses are increasing?

We believe under the current Board and leadership, OPT is headed for insolvency in 2024. and that the Board is continuing to promote its false narrative to shareholders about potential profitability in 2025.

With a share price of 36 cents, we believe all attempts to fund OPT by selling stock will almost certainly drive the stock lower and lower, leading to a complete and total loss for shareholders.

Yet still OPT tells you – its shareholders – that if you vote for Paragon’s directors, they will not count your vote. Is this the type of Board shareholders want to represent their best interests?

It’s time for OPT to start putting shareholders first. Paragon’s director nominees have a demonstrated track record of creating long-term shareholder value. Over the past five years, Paragon shares have appreciated by over 800%. We believe we can create the same at OPT and in doing so, ALL stakeholders – shareholders, associates, customers – will win.

The choice is clear. A vote for the current OPT Board is a vote very likely to lead to continued losses and potential insolvency in 2024 before any purported dreams of profitability ever materialize.

Please vote the BLUE proxy card in support of Hesham M. Gad, Shawn M. Harpen, Jack H. Jacobs, and Samuel S. Weiser.

We appreciate the support from shareholders thus far. If shareholders have any questions, please contact our Proxy Solicitor, Alliance Advisors at:

Alliance Advisors
200 Broadacres Drive, 3rd Floor
Bloomfield, NJ 07003

Toll-Free Phone: 855-200-8651

Email: OPTT@allianceadvisors.com

Please email us at ir@pgntgroup.com if you would like to learn more.

____________

Paragon Technologies, Inc., together with the other participants named herein, intends to make a filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement and an accompanying proxy card to be used to solicit votes for the election of director nominees at the 2023 annual meeting of shareholders of Ocean Power Technologies, Inc., a Delaware corporation (the “company”).

Paragon Technologies, Inc. is the beneficial owner of 2,927,679 shares of common stock of the company, par value $0.001 per share (“common stock”).

Paragon Technologies, Inc., and Paragon’s director nominees Hesham M. Gad, Shawn M. Harpen, Jack H. Jacobs, and Samuel S. Weiser, will be the participants in the proxy solicitation. Mr. Gad, Executive Chairman of Paragon’s Board of Directors and Chief Executive Officer of Paragon, and Messrs. Jacobs and Weiser, directors of Paragon, may be deemed to beneficially own the shares of the company’s common stock held by Paragon. Ms. Harpen does not own beneficially or of record any securities of the company. Updated information regarding the participants and their direct and indirect interests in the solicitation, by security holdings or otherwise, will be included in Paragon’s proxy statement and other materials filed with the SEC.

SHAREHOLDERS OF THE COMPANY SHOULD READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS CAREFULLY AND IN THEIR ENTIRETY AS THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION RELATING TO THE COMPANY’S ANNUAL MEETING, PARAGON’S SOLICITATION OF PROXIES AND PARAGON’S NOMINEES TO THE BOARD. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT WWW.SEC.GOV OR FROM PARAGON TECHNOLOGIES, INC. REQUESTS FOR COPIES, WHEN AVAILABLE, SHOULD BE DIRECTED TO PARAGON’S PROXY SOLICITOR.